Exhibit 99.1

TCF FINANCIAL CORPORATION

HISTORICAL AND REVISED EMPLOYEE BENEFIT PLAN ACCOUNTING

(Dollars in thousands, except per-share data)

	Nine Months Ended September 30, 2011	Year Ended December 31,
		2010	2009
Historical accounting:	(Unaudited)

Interest cost	$1,990	$3,009	$3,413
Expected return on plan assets	(2,073)	(4,946)	(5,129)
Service cost	1	2	7
Recognized actuarial loss	1,682	1,909	1,515
Settlement expense	1,030	2,076	3,010
Amortization of transition obligation	3	4	4
Net periodic benefit cost (income)	$2,633	$2,054	$2,820

Income before income tax expense	$151,214	$237,626	$132,541
Income tax expense	56,056	87,765	45,854
Income after income tax expense	95,158	149,861	86,687
Income (loss) attributable to non-controlling interest	3,918	3,297	(410)
Net income	91,240	146,564	87,097
Preferred stock dividends	—	—	6,378
Non-cash deemed preferred stock distribution	—	—	12,025
Net income available to common stockholders	$91,240	$146,564	$68,694

Diluted earnings per share	$.59	$1.05	$.54

	Nine Months Ended	Year Ended December 31,
	September 30, 2011	2010	2009
Accounting under revised method:	(Unaudited)	(Unaudited)	(Unaudited)

Interest cost	$1,990	$3,009	$3,413
Return on plan assets	(2,033)	(9,938)	(13,560)
Service cost	1	2	7
Recognized actuarial loss	—	2,188	1,827
Amortization of transition obligation	3	4	4
Net periodic benefit cost (income)	$(39)	$(4,735)	$(8,309)

Income before income tax expense	$153,886	$244,415	$143,670
Income tax expense	57,017	90,171	49,811
Income after income tax expense	96,869	154,244	93,859
Income (loss) attributable to non-controlling interest	3,918	3,297	(410)
Net income	92,951	150,947	94,269
Preferred stock dividends	—	—	6,378
Non-cash deemed preferred stock distribution	—	—	12,025
Net income available to common stockholders	$92,951	$150,947	$75,866

Diluted earnings per share	$.60	$1.08	$.60

-more-

TCF FINANCIAL CORPORATION

HISTORICAL AND REVISED EMPLOYEE BENEFIT PLAN ACCOUNTING (continued)

(Dollars in thousands, except per-share data)

(Unaudited)

	At or For the Three Months Ended
	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
	2011	2011	2011	2010	2010	2010	2010
Historical accounting:

Interest cost	$664	$662	$664	$752	$752	$753	$752
Expected return on plan assets	(691)	(691)	(691)	(1,238)	(1,236)	(1,236)	(1,236)
Service cost	—	1	—	1	—	—	1
Recognized actuarial loss	561	561	560	477	478	478	476
Settlement expense	293	368	369	610	580	442	444
Amortization of transition obligation	1	1	1	1	1	1	1
Net periodic benefit cost (income)	$828	$902	$903	$603	$575	$438	$438

Income before income tax expense	$51,816	$50,281	$49,117	$47,634	$60,657	$74,323	$55,012
Income tax expense	18,856	18,758	18,442	16,011	22,852	28,112	20,790
Income after income tax expense	32,960	31,523	30,675	31,623	37,805	46,211	34,222
Income (loss) attributable to non-controlling interest	1,243	1,686	989	898	912	1,186	301
Net income	31,717	29,837	29,686	30,725	36,893	45,025	33,921

Diluted earnings per share	$.20	$.19	$.20	$.22	$.26	$.32	$.26

Accounting under revised method:

Interest cost	$664	$662	$664	$752	$752	$753	$752
Return on plan assets	(678)	(677)	(678)	(6,867)	(1,023)	(1,024)	(1,024)
Service cost	—	1	—	1	—	—	1
Recognized actuarial loss	—	—	—	2,188	—	—	—
Amortization of transition obligation	1	1	1	1	1	1	1
Net periodic benefit cost (income)	$(13)	$(13)	$(13)	$(3,925)	$(270)	$(270)	$(270)

Income before income tax expense	$52,657	$51,196	$50,033	$52,162	$61,502	$75,031	$55,720
Income tax expense	19,159	19,086	18,772	17,391	23,226	28,438	21,116
Income after income tax expense	33,498	32,110	31,261	34,771	38,276	46,593	34,604
Income (loss) attributable to non-controlling interest	1,243	1,686	989	898	912	1,186	301
Net income	32,255	30,424	30,272	33,873	37,364	45,407	34,303

Diluted earnings per share	$.20	$.19	$.21	$.24	$.26	$.32	$.26

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